                                                                                             Nicor Gas Company
                                                                                             Form 10-K
                                                                                             Exhibit 12.01


                                               Nicor Gas Company
                      COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                                  (thousands)


                                                                           Year ended December 31
                                                          1998          1997         1996        1995       1994

   Earnings available to cover fixed charges:

     Net income                                      $  94,119     $ 106,922    $ 107,106   $  85,448  $  93,078

     Add: Income taxes                                  55,299        64,714       63,579      49,881     50,958

          Fixed charges                                 44,870        46,886       46,747      39,400     37,729

          Allowance for funds used
           during construction                            (269)          (11)          (5)       (911)      (151)

     Total                                           $ 194,019     $ 218,511    $ 217,427   $ 173,818  $ 181,614


   Fixed charges:

    Interest on debt                                 $  42,624     $  45,246    $  43,762   $  38,129  $  36,726

    Other interest charges and
      amortization of debt discount,
      premium and expense, net                           2,246         1,640        2,985       1,271      1,003

    Total                                            $  44,870     $  46,886    $  46,747   $  39,400  $  37,729


   Ratio of earnings to fixed charges                     4.32          4.66         4.65        4.41       4.81


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